EX-24(M)(c)
                        Distribution Plan, Class C Shares

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1
                     FOR CLASS C SHARES OF THE TIMOTHY PLAN

                               Adopted May 1, 1999

                                    RECITALS

     1. THE TIMOTHY PLAN, an unincorporated organization operating as a business trust under the laws of the State of Delaware (the "Trust") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act").

     2. The Trust operates as a "series company" within the meaning of Rule 18f-2 under the Act and is authorized to issue shares of beneficial interest in various series (collectively the "Funds").

     3. The Trust presently offers seven Funds. This Plan applies to Class B shares offered by the following Funds of the Trust;

               Timothy Plan Small-Cap Fund
               Timothy Plan Mid-Cap Fund
               Timothy Plan Fixed-Income Fund

     4. Funds of the Trust may utilize Fund assets to pay for sales or promotional services or activities that have been or will be provided in connection with distribution of Class A shares of the Funds if such payments are made pursuant to a Plan adopted and continued in accordance with Rule 12b-1 under the Act.

     5. The Funds, each a series of the Trust , by virtue of such arrangement may be deemed to act as distributors of their shares as provided in Rule 12b-1 under the Act and desire to adopt a Plan pursuant to such Rule (the "Plan").

     6. The Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan and any agreements relating to it (the "Qualified Trustees"), have determined, in the exercise of reasonable business judgement and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Funds and their shareholders, and have approved the Plan by votes cast in person at a meeting called for the purpose of voting on this Plan and agreements related thereto.

     7. The shareholder(s) of the Funds have approved the Plan.

                                 PLAN PROVISIONS

SECTION 1.  EXPENDITURES
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     (a) Purposes.  Fund assets may be utilized to pay for promotional  services related to the distribution of Fund shares, including personal services provided to prospective and existing Fund shareholders, which include the costs of: printing and distribution of prospectuses and promotional materials; making slides and charts for presentations; assisting shareholders and prospective
investors  in  understanding   and  dealing  with  the  Funds;  and  travel  and
out-of-pocket expenses (e.g. copy and long distance telephone charges) related thereto.

     (b) Amounts. Each Fund will pay to Timothy Partners, Ltd. (the "Adviser") a monthly distribution fee at an annual rate of 0.25% of that Fund's net assets, and a monthly servicing fee of 0.75%, such fees to be computed daily based on the daily average net assets of that Fund. The Adviser shall utilize such fees to pay for sales and promotional services related to the distribution of Fund shares, including personal services provided to prospective and existing Fund shareholders.

SECTION 2.  TERM AND TERMINATION
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     (a) Initial Term. This Plan shall become effective on May 1, 1999 and shall continue in effect for a period of one year thereafter unless terminated or otherwise continued or discontinued as provided in this Plan.

     (b) Continuation of the Plan. The Plan and any related agreements shall continue in effect for periods of one year thereafter for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan and such related agreements.

     (c) Termination of the Plan. This Plan may be terminated with respect to any Fund at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding voting securities of a Fund.

SECTION 3.  AMENDMENTS
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     This  Plan  may  not be  amended  to  increase  materially  the  amount  of distribution expenditures provided for in Section 1 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the affected Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in Section 2(b) hereof.

SECTION 4.  INDEPENDENT TRUSTEES
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     While this Plan is in effect with respect to the Funds,  the  selection and nomination of Trustees who are not interested persons of the Trust (as defined in the Act) shall be committed to the discretion of the Trustees who are not interested persons.

SECTION 5.  QUARTERLY REPORTS
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     The  Treasurer of the Trust shall  provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts accrued and the amounts expended under this Plan for distribution, along with the purposes for which such expenditures were made.

SECTION 6.  RECORDKEEPING
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     The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 5 hereof, for a period of not less than six years from the date of this Plan, the agreements or such report, as the case may be, the first two years in an easily accessible place.

SECTION 7.  AGREEMENTS RELATED TO THIS PLAN
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     Agreements with persons providing  distribution  services to be paid for or reimbursed under this Plan shall provide that:

     (a) the agreement will continue in effect for a period of one year and will continue thereafter only if specifically approved by vote of a majority of the Trustees of the Trust;

     (b) the agreement may be terminated at any time, without payment of any penalty, by vote of a majority of (i) the Qualified Trustees or (ii) the outstanding voting securities of a Fund, on not more than sixty (60) days' written notice to any other party to the agreement;

     (c) the agreement will terminate automatically in the event of an assignment; and

     (d) in the event the agreement is terminated or otherwise discontinued, no further payments will be made by the Fund after the effective date of such action.